EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. Raises First Quarter and Full Year Earnings Guidance

Strong Revenue Growth Across International Express, Ground and Freight Services

MEMPHIS, Tenn., August 23, 2004 ... FedEx Corporation (NYSE: FDX) today announced that it expects to report higher earnings of $1.00 to $1.10 per diluted share for the first quarter ending August 31 and $4.40 to $4.60 per diluted share for fiscal 2005.  Previous guidance was $0.90 to $1.00 per diluted share for the first quarter and $4.20 to $4.40 per diluted share for fiscal 2005.

“We are seeing strong demand across our international express, ground and less-than-truckload services,” said Alan B. Graf, Jr., executive vice president and chief financial officer.  “Customers are increasingly looking to FedEx to manage a broader range of their transportation and supply chain needs.  We have strong momentum in our businesses and believe the economy continues on a sustainable expansion path.”

“While there are potential risks on the horizon, such as prolonged high oil costs that could impact the worldwide economy, we believe we will continue to see strong demand which will result in higher earnings,” said Graf.  “To meet this increased demand for our services, we will increase our capital investments to between $2.0 and $2.1 billion in fiscal 2005 to expand the capacity of our international express, ground and freight networks.”

Additional information will be available on September 22, 2004 when the company releases a full earnings report at 7:00 a.m. CDT and conducts its quarterly earnings conference call at 7:30 a.m. CDT.

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Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with the broadest portfolio of transportation, e-commerce and business services.  With annual revenues of $25 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand.  Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 240,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit fedex.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, any impacts on our business resulting from the duration and magnitude of the U.S. domestic economic recovery, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage the FedEx Kinko’s business, the impact of changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels, the timing and amount of any money that FedEx is entitled to receive under the Air Transportation Safety and System Stabilization Act and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

Media Contact:  Jess Bunn 901-434-7769

Investor Contact:  Jim Clippard 901-818-7468

Home Page:  fedex.com